ESCROW AGREEMENT

ESCROW AGREEMENT (the “Escrow Agreement”) dated as of March 26, 2010, by and between Willing Holding, Inc., a Florida corporation (“WHDX”), 11i Solutions, Inc. a Georgia corporation (“11i”) and Schneider Weinberger & Beilly LLP, a Florida limited liability partnership (the “Escrow Agent”).

WITNESSETH

WHEREAS, WHDX and 11i are parties to a Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, the Purchase Agreement provides that 11i will purchase and acquire from WHDX (the “Share Purchase”) an aggregate of Twenty-Five Million (25,000,000) shares of WHDX common stock, par value of $0.001 per share (the “WHDX Shares”) for an aggregate purchase price of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) (the “Price"); and

WHEREAS, THE Purchase Agreement provides that the Price and WHDZ Shares shall be delivered in three installment over the next ninety (90) days pursuant to the terms and conditions of this Escrow Agreement, and

WHEREAS, WHDZ and 11i desire to engage the Escrow Agent to hold the Price and the WHDX Shares following the closing of the Purchase Agreement and to facilitate delivery thereof to the respective parties pursuant to and upon the terms and conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has agreed to act as escrow agent, upon the terms and conditions set forth in this Escrow Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.           Appointment of Escrow Agent.  WHDX and 11i hereby appoint Schneider Weinberger & Beilly LLP as escrow agent upon the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2.           Delivery of Escrow Property.  As provided in the Purchase Agreement (a) WHDX shall deposit with the Escrow Agent within three (3) business days from the execution of this Escrow Agreement the WHDX Shares represented by three (3) stock certificates in the denominations of 8,300,000 shares, 8,300,000 shares and 8,400,000 shares (the “WHDX’s Escrow Property”) each in the name of 11i Solutions, Inc., and (b) 11i shall deposit with the Escrow Agent (“11i’s Escrow Property”) funds which in the aggregate are equal to Two Hundred Twenty-Five Thousand Dollars ($225,000.00), in installments as follows: $75,000 (“First Installment”) within five (5) business days from the execution of this Escrow Agreement; $75,000 (“Second Installment”) within sixty (60) days of the execution of this Escrow Agreement, or ninety (90) days of the execution of this Escrow Agreement in the event WHDX delivers to the Escrow Agent prior to the sixtieth day written notice that the Second Installment payment date has been extended (“Extended”) to ninety (90) days from the execution of this Escrow Agreement; and $75,000 within ninety (90) days of the execution of this Escrow Agreement (“Third Installment”) ..  WHDX’s Escrow Property and 11i’s Escrow Property as deposited with the Escrow Agent are sometimes hereinafter referred to as the “Escrow Property”.  The Escrow Property shall be maintained on deposit by the Escrow Agent in accordance with the terms and conditions hereof.  This Escrow Agreement and the escrow created hereunder shall not become effective unless and until the Escrow Property has been deposited with the Escrow Agent.

In the event that the WHDX Escrow Property is not deposited (“Escrow Account”) by WHDX with the Escrow Agent within three (3) business days following the execution of this Escrow Agreement or the First Installment of the 11i Escrow Property in the amount of $75,000 is not deposited in the Escrow Account by 11i with the Escrow Agent within five (5) business days following the execution of this Escrow Agreement, the Escrow Agent shall return all Escrow Property it received to the party it received the Escrow Property from, and this Escrow Agreement shall be deemed null and void and no further action shall be required on the part of the Escrow Agent.

The Funds shall be delivered by (a) cashiers or bank check of immediately available funds payable to “Escrow Account of Schneider Weinberger & Beilly LLP as Escrow Agent” or (b) wire transfer to the special account of the Escrow Agent at the following coordinates:

Bank:	Sabadell United Bank
ABA:	067009646
Acct No.:	0225002500
Address:	1801 North Military Trail
Boca Raton, FL 33431
To the benefit of:	Schneider Weinberger & Beilly LLP as escrow agent for WHDX and 11i

WHDX and 11i understand that the Escrow Account shall not bear interest and no investment of the Escrow Property shall be made while held by the Escrow Agent.

3.           Release of Escrow Property.  The Escrow Agent shall disburse the Escrow Property, as follows:

(a)           In the event the WHDX Escrow Property and the First Installment of the 11i Escrow Property is deposited with the Escrow Agent within five (5) business days following the execution of this Escrow Agreement, the Escrow Agent shall within three (3) business days (i) deliver that part of the WHDX Escrow Property represented by a certificate in the amount of 8,300,000 shares to 11i, and (ii) deliver the funds represented by the First Installment of 11i Escrow Property to the persons, at the location coordinates and in the amounts set forth on Exhibit A attached hereto, under the column titled “Amount Paid, 1st”.

(b)           In the event the Escrow Agent does not receive the Second Installment of the 11i Escrow Property within sixty (60) days of the execution of this Escrow Agreement, or ninety (90) days in the event WHDX Extended the payment date to ninety (90) days , within three (3) business days from said sixtieth (60) day, or ninetieth (90) day, as the case may be, (i) the Escrow Agent shall return the remaining WHDX Escrow Property represented by a certificate for 8,300,000 shares and 8,400,000 shares to WHDX and this Escrow Agreement shall be deemed terminated and no further action shall be required on the part of the Escrow Agent.

(c)           In the event the Escrow Agent receives the Second Installment of the 11i Escrow Property within sixty (60) days of the execution of this Escrow Agreement, or ninety (90) days, as the case may be if Extended, , within three (3) business days from said sixtieth (60) day , or ninetieth (90) day as the case may be if Extended, the Escrow Agent shall (i) deliver that portion of the WHDX’s Escrow Property represented by a certificate for 8,300,000 shares to 11i’s, and (ii) deliver the funds represented by the Second Installment of 11i Escrow Property to the persons, at the location coordinates and in the amounts set forth on Exhibit A attached hereto, under the column titled “Amount Paid, 2nd”.

(d)           In the event the Escrow Agent does not receive the Third Installment of the 11i Escrow Property within ninety (90) days of the execution of this Escrow Agreement, within three (3) business days from said ninetieth (90) day (i) the Escrow Agent shall return the remaining WHDX Escrow Property represented by a certificate for 8,400,000 shares to WHDX and this Escrow Agreement shall be deemed terminated and no further action shall be required on the part of the Escrow Agent.

(e)           In the event the Escrow Agent receives the Third Installment of the 11i Escrow Property within ninety (90) days of the execution of this Escrow Agreement, within three (3) business days from said ninetieth (90) day, the Escrow Agent shall (i) deliver that portion of the WHDX’s Escrow Property represented by a certificate for 8,400,000 shares to 11i’s, and (ii) deliver the funds represented by the Third Installment of 11i Escrow Property to the persons, at the location coordinates and in the amounts set forth on Exhibit A attached hereto, under the column titled “Amount Paid, 3rd”.  Upon disbursement of the Third Installment as described herein, this Escrow Agreement shall be deemed terminated and no further action shall be required on the part of the Escrow Agent.

(f)           Upon disbursement of the Escrow Property as set forth in this Section 3, the obligations of the Escrow Agent under this Escrow Agreement shall terminate.

4.           Disbursement Into Court.  At any time, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in any court it deems appropriate, to determine ownership or disposition of the Escrow Property or it may deposit the Escrow Property with the clerk of any appropriate court or it may retain the Escrow Property pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Property are to be disbursed and delivered.  During the pendency of any such action, the Escrow Agent may suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).  The Escrow Agent shall have no liability to WHDX, 11i or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Account or any delay in or with respect to any other action required or requested of Escrow Agent.

5.          Limitation of Responsibility and Liability and Duties of the Escrow Agent.  The acceptance by the Escrow Agent of its duties as such under this Escrow Agreement is subject to the following terms and conditions, which all parties to this Escrow Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

(a)           The Escrow Agent shall not be liable for any error in judgment or mistake of law or fact, or for any action taken or omitted to be taken by it, or any action suffered by it to be taken or omitted by it, in good faith and in the exercise of its own best judgment.  The Escrow Agent shall not be liable for any delay in delivering Escrow Property as required hereby, absent its own negligence or willful misconduct.

(b)           The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent other than itself), statement, instrument, report or other paper or document (not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.

(c)           The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Escrow Agreement unless evidenced by a writing delivered to the Escrow Agent signed by WHDX and 11i and, if the duties or rights of the Escrow Agent are affected by any such modification of or waiver under this Escrow Agreement, unless the Escrow Agent shall have given its prior written consent thereto.

(d)           The Escrow Agent acts hereunder as a depositary only, and shall not be responsible for the sufficiency or accuracy, the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent pursuant to the provisions hereof.

(e)           The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from WHDX and 11i that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability for any action taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

(f)           The Escrow Agent shall be indemnified and held harmless by WHDX and 11i upon demand by the Escrow Agent, from and against any claims, demands, losses, damages, liabilities, costs and expenses, including counsel fees and disbursements, (collectively, “Damages”) suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way directly or indirectly arises out of or relates to this Escrow Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any such Damages, unless such claim arises from an improper disbursement pursuant to Section 3 (c) of this Escrow Agreement.   Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof shall be made against the other parties hereto, notify such parties thereof in writing; but the failure by the Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to the Escrow Agent hereunder, except to the extent of actual prejudice demonstrated by such party.  The obligations of WHDX and 11i under this Section 5(f) shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

(g)           From time to time on and after the date hereof, the parties shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make such request) to carry out more effectively the provisions and purposes of this Escrow Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(h)           The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by its giving the other parties hereto prior written notice of at least seven (7) business days.  As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the other parties hereto, jointly, all of the Escrow Property held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof.  If no new escrow agent is so appointed within the 20 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Property with any court it deems appropriate.

(i)           The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel, other than itself.

(j)           The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court’s jurisdiction in the matter.  If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it (other than itself) is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(k)           The parties acknowledge that the Escrow Agent has provided limited legal representation to WHDX in the transactions contemplated by the Purchase Agreement consisting of the review of the Purchase Agreement on behalf of WHDX  and has prepared this Escrow Agreement, and may act as counsel to WHDX during and following the term of this Escrow Agreement.  All parties to this Escrow Agreement waive any conflicts that exist or may arise by reason of such representation; provided, however, that the Escrow Agent shall ensure that the Escrow Account is under the sole control of the Escrow Agent.

6.           Fees of Escrow Agent.  The fees of the Escrow Agent shall be paid by WHDX on the Closing of the Purchase Agreement out of funds of the First Installment, as set forth on Exhibit A attached hereto. However, the fees incurred by 11i in connection with the preparation of this Escrow Agreement in the amount of Seven Hundred Fifty Dollars ($750.00) shall be born by WHDX and will be payable to Brinen & Associates, LLC on behalf of 11i. In the event that the conditions of this Escrow Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Escrow Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including costs of counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid.  WHDX promises to pay these sums upon demand. WHDX is responsible for payment of all of the Escrow Agent’s usual charges. The Escrow Agent shall have a first lien on the Escrow Property and papers held under this Escrow Agreement for such compensation and expenses.  The obligations under this Section 6 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

7.           Governing Law; Jurisdiction, Venue.  This Escrow Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Florida.  Except as otherwise set forth herein, any suit, action or proceeding arising out of or relating to this Escrow Agreement shall be brought in State Circuit Court or Federal District Court located in Palm Beach County, Florida, and the parties hereby (a) submit to the exclusive jurisdiction of such courts, (b) waive any objection to the laying of venue in such courts, and (c) agree that service of process in any such suit, action or proceeding, in addition to any other method permitted by applicable law, may be effected by certified mail, return receipt requested, to a party at its address set forth in Section 8 hereof.

8.           Notices.  All notices and communications shall be deemed to have been duly given at the time: (a) delivered by hand, if personally delivered; (b) when received, if deposited in the mail, postage prepaid, addressed as provided below; (c) when transmission is verified, if telecopied; and (d) on the next business day, if timely delivered to a courier service guaranteeing overnight delivery; provided that the Escrow Agent shall have no obligation hereunder unless notice is actually received by it;

If to WHDX:	Willing Holding, Inc.
21218 St. Andrews Blvd. #131
Boca Raton, FL 33433
Phone: (561) 705-4386
Fax: (561) 488-2569
Attention: Thomas L. DiStefano III

If to 11i:	11i Solutions, Inc.
1690 Roberts Blvd
Suite 117
Kennesaw, GA 30144
Office Phone: (561) 972-2118
Office Fax: (561) 491-6537
Attention: Domingo Silvas
Office Fax: (561) 491-6537

With Copy to:	Brinen & Associates, LLC
7 Dey Street, Suite 1503
New York, New York 10007
Phone: (212) 330-8151
Fax: (212) 202-5330
Attention: Joshua D. Brinen

If to the Escrow Agent:	Roxanne K. Beilly, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Blvd., SW
Suite 210
Boca Raton, Florida 33431
Fax: (561) 362-9612

Any party may change its address by providing written notice of such change to the other parties hereto.  All notices and communications provided by WHDX and/or 11i to the Escrow Agent shall be signed by duly authorized persons of each.

9.           Termination of Escrow Agreement.  The Escrow Agent’s responsibilities hereunder shall terminate upon the earliest to occur of (a) the termination or rescission of this Escrow Agreement by mutual consent of WHDX,11i and the Escrow Agent, (b) the disbursement of the Escrow Property, including into court under Section 4 hereof, and (c) the resignation of the Escrow Agent under Section 5(h) hereof.

10.           Entire Escrow Agreement.  This Escrow Agreement (and the exhibits attached hereto) contains the entire understanding by and among the parties hereto with respect to the subject matter hereof; there are no promises, agreements, understandings, representations or warranties, other than as herein set forth.  No change or modification of this Escrow Agreement shall be valid or effective unless the same is in writing and is signed by all of the parties hereto.

11.           Counterparts.  This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

12.           Attorney Advice. WHDX and 11i each represent and warrant that they have had adequate and ample opportunity to review this Escrow Agreement with the advisors of their choice, including legal counsel, that they have read and understand the Escrow Agreement, and that they have signed all documents freely, knowingly and voluntarily.

IN WITNESS WHEREOF, the parties hereto have caused their respective hands to be set hereto with the intention of being bound effective in all respects as of the date and year first hereinabove written.

Willing Holding, Inc.

By:
Thomas L. DiStefano, III, President

11i Solutions, Inc.

By:
Domingo Silvas, President

SCHNEIDER WEINBERGER & BEILLY LLP

By:
Roxanne K. Beilly, Member

Exhibit A